Exhibit 99.1

Contacts:

Sidney Hinton	Philip Bourdillon/Gene Heller
President and CEO	Silverman Heller Associates
919-453-1750	310-208-2550
Metretek Technologies to Change its Name to
PowerSecure International, Inc.
— Shares to be Listed on NASDAQ —
WAKE FOREST, N.C. — August 6, 2007 — Metretek Technologies, Inc. (Amex: MEK) announced that effective August 22, 2007, it will change its name to PowerSecure International, Inc.
“In effectively adopting the name of PowerSecure, our largest subsidiary,” said Sidney Hinton, president and chief executive officer, “we point to the fact that the company is now predominantly in the business of providing Interactive Distributed Generation® systems to a vast and growing market of commercial and industrial users of electricity. Moreover, our new name directly reflects the Company’s unswerving commitment to help utilities and their customers manage energy usage through distributed generation and load curtailment, and to find new and better ways to use energy more efficiently.”
The Company further announced that its shares have been approved for listing on the NASDAQ Global Select Market under the symbol “POWR.” Concurrent with the name change, the NASDAQ listing is expected to be effective with the opening of the market on August 22.
“In addition to providing better liquidity for existing and prospective investors,” added Hinton, “the move to NASDAQ will, we believe, enhance the Company’s exposure and its ability to attract new investors.”

About Metretek Technologies:
Metretek Technologies, Inc. through its subsidiaries — PowerSecure, Inc.; Southern Flow Companies, Inc.; and Metretek, Incorporated (Metretek Florida) — is a diversified provider of energy measurement products, services and data management systems to industrial and commercial users and suppliers of natural gas and electricity.
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